Exhibit 99.1

ITG RELEASES AUGUST 2013 U.S.
TRADING VOLUMES

NEW YORK, September 10, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that August 2013 U.S. trading volume was 3.2 billion shares and average daily volume (ADV) was 146 million shares.  This compares to 3.4 billion shares and ADV of 155 million shares in July 2013 and 3.8 billion shares and ADV of 164 million shares in August 2012.  There were 22 trading days in both August 2013 and July 2013 and 23 days in August 2012.

ITG U.S. Trading Activity

August 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

August 2013	22	3,201,916,747	145,541,670

Year-to-Date:	168	29,643,911,316	176,451,853

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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